Exhibit 10.1

AMENDED AND RESTATED FOURTH AMENDMENT TO MASTER REPURCHASE AGREEMENT

AMENDED AND RESTATED FOURTH AMENDMENT TO MASTER REPURCHASE AGREEMENT, dated as of December 13, 2018 (this “Amendment”), by and among ACRC LENDER C LLC, a Delaware limited liability company (the “Seller”), ARES COMMERCIAL REAL ESTATE CORPORATION, a Maryland corporation (the “Guarantor”) and CITIBANK, N.A., a national banking association (the “Buyer”).

R E C I T A L S:

WHEREAS, Seller and Buyer entered into that certain Master Repurchase Agreement, dated as of December 8, 2014 (the “Original Agreement”), as amended by that certain (i) First Amendment to Master Repurchase Agreement and Guaranty, dated as of July 13, 2016 (the “First Amendment”), (ii) Second Amendment to Master Repurchase Agreement, dated as of July 13, 2016 (the “Second Amendment”), (iii) Third Amendment to Master Repurchase Agreement, dated as of December 8, 2016 and (iv) Fourth Amendment to Master Repurchase Agreement, dated as of December 10, 2018 (the “Fourth Amendment”; together with the Original Agreement, the First Amendment, the Second Amendment, the Third Amendment and this Amendment, as the same may be further amended, restated, supplemented or otherwise modified and in effect from time to time, collectively, the “Repurchase Agreement”).

WHEREAS, the parties wish to amend the Repurchase Agreement as more specifically set forth herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto hereby covenant, agree, represent and warrant that the Repurchase Agreement is hereby amended as follows, effective as of the date hereof:

Section 1.    Amendments to Repurchase Agreement.

1.1
The following definitions in Section 2 of the Repurchase Agreement are hereby deleted in their entirety and the following corresponding definitions are substituted therefor in their proper alphabetical order:

“Debt Yield” shall mean, on any date with respect to any Purchased Loan, a fraction (expressed as a percentage) (A) the numerator of which is the Underwritten Net Cash Flow of the related Mortgaged Property or Mortgaged Properties, and (B) the denominator of which is the Purchase Price of such Purchased Loan on such date.

“Facility Amount” shall mean $325,000,000.

“Facility Availability Period” shall mean the period commencing on the date of this Agreement and ending on December 13, 2021 (or if such date is not a Business Day, the next succeeding Business Day).

“Facility Expiration Date” shall mean the last day of the Facility Availability Period; provided, that the Facility Expiration Date shall be extendible by Seller for up to two consecutive one-year periods, to the same date in the succeeding year (or if such date is not a Business Day, the next succeeding Business Day), subject to the following:

(a) Seller delivers to Buyer a written request of the extension of the Facility Expiration Date no earlier than ninety (90) nor later than thirty (30) days before the then current Facility Expiration Date,

(b) no Default or Event of Default exists on the date of the request to extend or on the then current Facility Expiration Date,

(c) no Margin Deficit exists that has not been satisfied on the then current Facility Expiration Date, and

(d) Seller shall have paid to Buyer the Extension Fee on the then current Facility Expiration Date.

“Fee Letter” shall mean the Amended and Restated Fee Letter, dated as of December 13, 2018, between Seller and Buyer.

“Guaranty” shall mean that certain Second Amended and Restated Substitute Guaranty Agreement, dated as of December 13, 2018, from Guarantor in favor of Buyer, as the same may be amended, modified, supplemented and/or restated from time to time.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one month period, that appears on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the applicable Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of such Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error. Buyer’s determination in good faith of LIBOR shall be binding and conclusive on Seller absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“Maximum Transaction Amount” shall mean with respect to any individual Purchased Loan, $75,000,000.

“Utilization Fee” shall mean an amount equal to the product of (x) 0.25% multiplied by (y) the daily average of an amount equal to the Facility Amount minus the aggregate outstanding Purchase Price of the Transactions for each day during the Collection Periods (or portion thereof) for which the Utilization Fee is payable multiplied by (z) the number of days in the Collection Periods (or portion thereof) for which the Utilization Fee is payable divided by 365; provided, that, notwithstanding anything herein to the contrary, in the event the daily average aggregate outstanding Purchase Price of the Transactions for each day during the Collection Periods (or portion thereof) for which the Utilization Fee is payable is equal to or greater than 75% of the Facility Amount, then no Utilization Fee shall be payable with respect to the applicable calendar quarter.

1.2	The definitions of “Initial Debt Yield”, “Initial Debt Yield (Loan)” and “Minimum Debt Yield” in Section 2 of the Repurchase Agreement are hereby deleted in their entirety.

1.3	The following definitions shall be added in Section 2 of the Repurchase Agreement in their proper alphabetical order:

“Minimum Portfolio Debt Yield” shall mean the following Debt Yields calculated with respect to all of the Purchased Loans on a weighted average basis (weighted by outstanding Purchase Price with respect to each Purchased Loan individually):

(x)	from December 13, 2018 to but excluding the last day of the Facility Availability Period, 9.00%,

(y)
in the event Seller exercises its first option to extend the Facility Expiration Date to December 13, 2022 (or if such date is not a Business Day, the next succeeding Business Day), then from the last day of the Facility Availability Period to December 13, 2022 (or if such date is not a Business Day, the next succeeding Business Day), 10.00% or

(z)
in the event Seller exercises its second option to extend the Facility Expiration Date to December 13, 2023 (or if such date is not a Business Day, the next succeeding Business Day), then from December 13, 2022 (or if such date is not a Business Day, the next succeeding Business Day) to December 13, 2023 (or if such date is not a Business Day, the next succeeding Business Day), 11.00%.

“Minimum Individual Purchased Loan Debt Yield” shall mean, with respect to each Eligible Loan secured by the type of Mortgaged Property set forth in the left hand column below, the Debt Yield set forth in the right hand column below:

Type of Mortgaged Property	Debt Yield
Multi-family	7.00%
Hospitality	9.00%
All types other than multi-family or hospitality	8.00%

1.4	Sections 3(a)(v) and 3(a)(vi) of the Repurchase Agreement are hereby deleted in their entirety and the following corresponding sections are substituted therefor in their proper location:

(v)	The amount of the Purchase Price with respect to any Purchased Loan on the Purchase Date shall be an amount up to the least of

(i)
75% of such Purchased Loan’s aggregate initial principal amount (or, if agreed to by Buyer, 80% of such Purchased Loan’s aggregate initial principal amount, but in any event with respect to any Purchased Loan secured by a Hospitality Property, not more than 75% of such Purchased Loan’s aggregate initial principal amount),

(ii)	60% of the value of the related Mortgaged Property as set forth in an Appraisal delivered to Buyer,

(iii)	the amount that would cause the Debt Yield calculated with respect to all of the Purchased Loans to be less than the Minimum Portfolio Debt Yield, and

(iv)	the amount that would cause the Debt Yield calculated with respect to such Purchased Loan individually to be less than the applicable Minimum Individual Purchased Loan Debt Yield.

(vi)
With respect to any Purchased Loan where Buyer has funded the Purchase Price on the Purchase Date as provided for herein, following receipt of a Request for Transaction/Increase in Purchase Price, which shall be delivered by Seller no less than three (3) Business Days prior to the proposed Funding Date, and of all items required to be delivered to Buyer pursuant to this Agreement (including, without limitation Section (9)), Buyer shall fund a portion of any future advance which Seller shall be contractually obligated to fund under the related Purchased Loan Documents in an amount equal to the product of (x) the amount of such future advance multiplied by (y) the percentage equal to the quotient of the Purchase Price transferred by Buyer in connection with the Purchase Date divided by the aggregate initial funded amount of such Purchased Loan, subject in each case to satisfaction of the following conditions precedent:

(A)
the portion of the future advance funded by Buyer shall not cause the sum of (a) the aggregate Purchase Price for all Purchased Loans, plus (b) the requested Purchase Price for any pending Transaction, plus (c) the aggregate amount of any potential future advance draws with respect to all Purchased Loans, in the aggregate, to exceed the Facility Amount;

(B)
if the Confirmation of the Transaction relating to the applicable Purchased Loan specifies additional future advance conditions precedent as determined by Buyer and Seller (including, without limitation, debt yield, debt service coverage ratio and loan-to-value ratio tests), such additional conditions precedent shall be satisfied immediately upon the funding of such portion of the future advance by Buyer;

(C)
Seller shall not receive a Funding Date for future advances with respect to each Purchased Loan more than one time during each calendar month or during the final twelve months of the term of any Purchased Loan;

(D)	the amount of Purchase Price transferred for a future advance with respect to each Purchased Loan shall be in an amount not less than $250,000; and

(E)
Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer that the underlying Mortgagor with respect to the applicable Purchased Loan shall have delivered all items required to be delivered as conditions precedent to the making of such future advance and shall have given Buyer a period of time reasonably satisfactory to Buyer within which to review such items.

1.5	Section 5(m) of the Repurchase Agreement is hereby deleted in its entirety and the following corresponding section is substituted therefor in its proper location:

(m)
If at any time the Debt Yield calculated with respect to all of the Purchased Loans is less than the Minimum Portfolio Debt Yield, then Seller shall within five (5) Business Days after notice of such determination from Buyer prepay the aggregate outstanding Purchase Price of the Transactions in the amount necessary to cause the Debt Yield calculated with respect to all of the Purchased Loans to be equal to or greater than the Minimum Portfolio Debt Yield.

1.6	In the definition of Eligible Loan, clause (e) is deleted, clause “(f)” is amended to clause “(e)” and the word “and” is added at the end of clause “(d)”.

1.7	Section 25 of the Repurchase Agreement is hereby amended by the addition of the following clause (c):

“(c) EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER FROM THE OTHER PARTY OR ANY INDEMNIFIED PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.”

1.8	Exhibit I of the Repurchase Agreement is hereby amended by the addition of the following paragraph at the end of clause (12):

“If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.”

Section 2.    Omnibus Amendment to Transaction Documents.

2.1	Any references to the Repurchase Agreement in the Transaction Documents shall hereinafter refer to the Repurchase Agreement as modified by this Amendment.

Section 3.    Covenants, Representations and Warranties of Seller.

3.1
The Seller hereby represents and warrants that this Amendment has been duly executed and delivered by the Seller. This Amendment is the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

3.2
The Seller hereby represents and warrants that, to the best of its knowledge, as of the date hereof, no Event of Default has occurred and is continuing, and no Event of Default will occur as a result of the execution, delivery and performance by the Seller of this Amendment.

Section 4.    Reaffirmation of Guaranty.

4.1
Guarantor has executed this Amendment for the purpose of acknowledging and agreeing that, notwithstanding the execution and delivery of this Amendment and the amendment of the Repurchase Agreement hereunder, all of Guarantor’s obligations under the Guaranty remain in full force and effect and the same are hereby irrevocably and unconditionally ratified and confirmed by Guarantor in all respects.

Section 5.    Effect Upon Transaction Documents.

5.1
The Seller hereby ratifies and confirms as of the date hereof that all of the terms, covenants and provisions of the Repurchase Agreement and the other Transaction Documents (except as expressly modified hereby) are and shall remain in full force and effect without change except as otherwise expressly and specifically modified by this Amendment.

5.2
The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Buyer under the Transaction Documents, or any other document, instrument or agreement executed and/or delivered in connection therewith.

5.3
The Seller acknowledges that nothing contained herein shall be construed to relieve the Seller from its obligations under any Transaction Document except as otherwise expressly and specifically modified by this Amendment.

Section 6.    No Oral Modification. This Amendment may not be modified, amended, waived, changed or terminated orally, but only by an agreement in writing signed by the party against whom the enforcement of the modification, amendment, waiver, change or termination is sought.

Section 7.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.    Counterparts. This Amendment may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.

Section 9.    Invalidity. If any term, covenant or condition of this Amendment shall be held to be invalid, illegal or unenforceable in any respect, this Amendment shall be construed without such provision.

Section 10.    Governing Law. This Amendment shall be governed in accordance with the terms and provisions of Section 20 of the Repurchase Agreement.

Section 11.    No Novation. This Amendment does not, and shall not be construed to, constitute the creation of a new indebtedness or the satisfaction, discharge or extinguishment of the debt secured by the Transaction Documents, nor does it in any way affect or impair the lien of the Transaction

Documents. No action undertaken pursuant to this Amendment shall constitute a waiver or a novation of the Buyer’s rights under the Transaction Documents.

Section 12.    Costs. The Seller hereby acknowledges and agrees that it shall be responsible for the payment of any reasonable out-of-pocket costs, fees and expenses of the Buyer incurred in connection with the preparation, negotiation, execution or delivery of this Amendment (including, without limitation, the reasonable fees and disbursements of counsel to the Buyer).

[Signatures appear on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the day and year first above written.

SELLER:

ACRC LENDER C LLC,
a Delaware limited liability company

By: /s/ James A. Henderson
Name: James A. Henderson
Title: Chief Executive Officer

GUARANTOR:

ARES COMMERCIAL REAL ESTATE CORPORATION,
a Maryland corporation

By: /s/ James A. Henderson
Name: James A. Henderson
Title: Chief Executive Officer

[SIGNATURES CONTINUE ON NEXT PAGE]

BUYER:

CITIBANK, N.A.,
a national banking association

By: /s/ Richard B. Schlenger
Name: Richard B. Schlenger
Title: Authorized Signatory